UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2026

XTANT MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34951	20-5313323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Cruiser Lane
Belgrade, Montana	59714
(Address of principal executive offices)	(Zip Code)

(406) 388-0480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000001 per share	XTNT	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously announced, on December 1, 2025, Xtant Medical Holdings, Inc. (the “Company”) sold certain assets relating to its Coflex and CoFix products and all of the outstanding capital stock of its wholly owned subsidiary engaged in the operation of the Company’s hardware business outside of the United States, Paradigm Spine GmbH (“Paradigm”), to Companion Spine, LLC and/or one of its affiliates, Companion Spine SAS (collectively, “Companion Spine”), for a total aggregate purchase price of $19.2 million, subject to certain purchase price adjustments. As part of payment of the total purchase price, Companion Spine issued an unsecured promissory note in the principal amount of $8.2 million, which was scheduled to mature on January 31, 2026 (the “Note”).

On March 2, 2026, the Company announced that on February 27, 2026, the Company received from Companion Spine a $10.7 million payment, representing the repayment of the Note in full, accrued interest thereon, and payment in settlement of the net working capital and other purchase price adjustments under the Paradigm purchase agreement, bringing the total aggregate purchase price for the two divestitures to $21.4 million. Of the $10.7 million received by the Company from Companion Spine on February 27, 2026, $2.8 million was used to prepay a portion of the Company’s term loan with MidCap Financial Trust, resulting in $11.1 million of principal remaining outstanding under the term loan as of the date of the filing of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Sean E. Browne
President and Chief Executive Officer

Date: March 2, 2026